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                                                        EXHIBIT 11

                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES

                 Statement of Computation of Earnings per Share
                 (Amounts in Thousands - Except Per Share Data)


                              For the Three Months
                                 Ended March 31
                                 --------------

                                 2002        2001
                                -------     -------

Net Earnings                    $ 3,246     $ 1,474
                                =======     =======

Weighted average common
   shares outstanding            15,005      15,005
                                =======     =======

Basic and diluted earnings
   per share                    $   .22     $   .10
                                =======     =======